CHAPMAN AND CUTLER LLP                                   111 WEST MONROE STREET
                                                        CHICAGO, ILLINOIS 60603


                                May 3, 2010


First Defined Portfolio Fund, LLC
120 East Liberty Drive
Wheaton, Illinois 60187


    Re:  First Defined Portfolio Fund, LLC


 Ladies and Gentlemen:

         We have served as counsel for the First Defined Portfolio Fund, LLC (the "Fund"), which proposes to offer and sell membership interests of eight series (collectively, the "Interests") in the manner and on the terms set forth in Post-Effective Amendment No. 18 to its registration statement on Form N-1A to be filed on or about May 3, 2010 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended. The Fund consists of the following series: Target Managed VIP Portfolio, The Dow(R) DART 10 Portfolio, The Dow(R) Target Dividend Portfolio, Global Dividend Target 15 Portfolio, S&P(R) Target 24 Portfolio, NASDAQ(R) Target 15 Portfolio, First Trust Target Focus Four Portfolio and Value Line(R) Target 25 Portfolio.

         In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinions of Potter Anderson & Corroon LLP upon which we have relied as they relate to the laws of the State of Delaware, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

         The Interests of the Fund may be legally and validly issued from time to time in accordance with the Fund's Limited Liability Company Agreement dated as of January 8, 1999, the Certificate of Amendment to the Limited Liability Company dated June 10, 2002, the Fund's Operating By-Laws, the Fund's Fourth Amended and Restated Establishment and Designation of Series of Membership Interests, and the Amendment, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per Interest and such Interests, when so issued and sold, will be legally issued, fully paid and non-assessable.



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First Defined Portfolio Fund, LLC
May 3, 2010
Page 2


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-72447) relating to the Interests referred to above, to the use of our name and to the reference to our firm in said Registration Statement.


                                        Respectfully submitted,


                                        CHAPMAN AND CUTLER LLP